Exhibit 99.1

Contact: Leah Stearns
Senior Vice President, Investor Relations and Treasurer
Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION ANNOUNCES ELECTION
OF ROBERT D. HORMATS TO BOARD OF DIRECTORS

Boston, Massachusetts - October 19, 2015: American Tower Corporation (NYSE: AMT) announced that its Board of Directors has elected Robert D. Hormats as a director.

Mr. Hormats currently serves as Vice Chairman of Kissinger Associates, Inc., a strategic international consulting firm. He previously served as Under Secretary of State for Economic Growth, Energy and the Environment. Mr. Hormats is a member of the Council on Foreign Relations and the Investment Committee of Tiedemann Wealth Management.

“Throughout his career, Bob has played a leading role in addressing important foreign policy, financial market, and global business issues,” said James Taiclet, Chairman, President and Chief Executive Officer of American Tower. “He will bring a wealth of direct experience and expertise to our most important strategic and capital markets initiatives as we continue to grow our company both in the U.S. and across our international markets.”

About American Tower

American Tower is a leading independent owner, operator and developer of wireless and broadcast communications real estate with a global portfolio of approximately 97,000 communications sites. For more information about American Tower, please visit www.americantower.com.

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